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                                                                    Exhibit 99.2

FOR IMMEDIATE RELEASE

DESTRON FEARING CORP. RAISES ADDITIONAL $1.3 MILLION IN PRIVATE PLACEMENT

SOUTH ST. PAUL, Minn., Jan . 31 -- Destron Fearing Corporation (Nasdaq:DFCO) announced today that it has closed on an additional $1.3 million in equity financing with the private placement of 650,000 shares of common stock at $2 per share with two U.S.-based individual investors.

On Tuesday, Destron Fearing announced that it had placed $2 million in common stock with three foreign institutions.

"The financing announced today completes our present 1997 equity financing plan and should assure us of adequate working capital to meet our requirements," said Randolph K. Geissler, president and chief executive. "We are off to a strong start with a profitable first quarter and we are looking forward to a significant expansion of our sales overseas this year. With government-mandated identification programs for domestic pets in Europe and Japan and with continuing concerns about mad cow disease in Europe, we believe the prospects for increased sales of our electronic identification systems are very good."

Destron Fearing Corporation, based in South St. Paul, Minn., manufactures a broad line of electronic and visual identification devices for companion animals, livestock, laboratory animals, fish and wildlife.